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                                                                    EXHIBIT 6.29
                              EMPLOYMENT AGREEMENT



THIS AGREEMENT made this 11th day of January 1999, by and between FutureOne, Inc., a Nevada corporation, (hereinafter called "Company") and Bruce A. Robson (hereinafter called "Employee") shall be effective as of January 1, 1999.


                                    RECITALS:

WHEREAS, The Company, located in Phoenix Arizona, is a full service communications company providing Internet access, Website development and hosting, custom software development, computer sales and services and communications and networking solutions; and

WHEREAS, The Company, desires to enter into an employment relationship with Employee pursuant to the terms and conditions set forth herein; and

WHEREAS, Employee is willing to accept such employment with the Company, pursuant to the terms and conditions set forth in this Agreement; and

NOW THEREFORE, the Parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:

                                      TERMS

1. EMPLOYMENT DUTIES. The Company hereby employs Employee to perform the following duties as the Director of Marketing:

      a. Establish marketing plans for the Company's products, prepare advertising programs, arrange and participate in trade shows and determine and manage other programs to promote the Company's products to potential customers.

      b. Manage the Company's sales force, including hiring sales personnel, establishing sales programs, establishing sales quotas and integrating cross selling programs for the Company's various operating divisions products.

2. PERFORMANCE. Employee agrees to devote all of the time and effort necessary to perform the duties described in Section 1 above in a manner satisfactory to the Company and to perform such other duties as are assigned to him from time to time by the Officers or Board of Directors of the Company.

3. TERM. Except as provided in Section 7 below, the term of this Contract shall be three (3) years from the effective date hereof. This Agreement shall automatically renew for periods of one year, unless earlier terminated in accordance with the provisions of Section 7 below or either party gives written notice, at least thirty days (30) prior to the automatic renewal date, of their intention not to renew this Agreement.
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4.    COMPENSATION.

In consideration for the services to be rendered by Employee in his capacity hereunder, Employee shall be compensated as follows:

      a. An annual salary of Seventy Five Thousand Dollars ($75,000), which shall be payable in equal installments based on the Company's normal pay periods.

      b. Employee shall be eligible to receive a management bonus as defined below.

            1) Employee shall be paid a bonus equal to 2% of the increase in gross revenues, less refunds and discounts, from the prior year, for all of the Company's operations, except construction, based on the audited financial statements of the Company for the comparative periods. Such bonus shall be subject to the calculations defined below.

      The year shall be defined as the 12 month period, or shorter period ending September 30 and the Company and Employee acknowledge that the books and records of the Company may not be kept in an exact format, nor are the Company's audits prepared to specifically calculate the basis for the above bonuses. Therefor, the Company and Employee will work together to determine a reasonable comparison of revenues within the spirit of this agreement to determine the basis for the bonus calculations as defined above. The bonus for the first period, which shall end September 30, 1999, shall compare revenues from the period January 1, 1999 through September 30, 1999 with revenues for the period March 1, 1998 through December 31, 1998,

      The bonus shall be paid in cash within 90 days after the amount of the bonus is determined from the audited financial statements.

      c. Employee shall also be immediately issued Seventy Five Thousand (75,000) shares of common stock of the Company as additional consideration that may be earned under this Agreement. Such stock when issued will be "Restricted" as that term is defined under the Securities Act of 1933 as amended and shall be earned and vest only under the following terms and schedule:

                  The Seventy Five Thousand (75,000) shares shall be split into three (3) units ("Unit") of Twenty Five Thousand 25,000 shares each and each Unit may become fully earned and fully vested on each of the following dates January 1, 2000, January 1, 2001 and January 1, 2002. Each unit will become fully earned and fully vested only if Employee has met all of the terms of this Agreement to that date and is still employed by the Company on that date.

            If Employee is not employed by the Company for any reason on any of the above dates and this Agreement has been terminated under any provision of Section 7 of this Agreement before any of the above dates, then the Employee shall not be entitled to any of the remaining stock Units, that have not been earned and vested according to the above schedule and FutureOne shall cancel such shares on the books of the corporation.
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            Employee hereby agrees that any of the above referenced stock certificates that have not been earned and vested shall be held by the Company and shall be delivered to Employee only on the vesting dates shown above and only if Employee has met all of the terms of this Agreement to that date and is still employed by the Company on that date.

      d. Employees salary, may be adjusted by mutual consent of the parties at any time during the term of this contract or any subsequent extension hereof. In addition, the Company may provide other employment benefits as per Section 5 below.

5. EMPLOYEE BENEFITS. The Company, at its sole discretion, may provide certain group benefits to all full time employees and agrees that Employee will be covered by any such plans adopted by the Company while he is a full time employee and Employee hereby agrees to submit to any medical or other examination and to execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such plans and benefits.

6. EXPENSES. The Company will reimburse the employee for all reasonable and necessary business expenses which are approved in advance by the Company.

7.    TERMINATION. Employment under this Agreement may be terminated as follows:

      a. DEATH/EXPIRATION OF THIS AGREEMENT WITHOUT RENEWAL. By Employees death or upon the expiration of the term of this Agreement and the Company shall be obligated, in either event, to pay Employee his normal compensation up to the actual date of termination, a prorated bonus and benefits actually due Employee up to the actual date of death or expiration of the Agreement.

      b. TOTAL DISABILITY. For the purpose of this Agreement, the term "total disability" means Employee's inability, because of serious physical and/or mental injury, illness or impairment, certified by a licensed medical doctor and by whatever supporting documents are requested by the Company, to perform his assigned duties for more than Sixty (60) consecutive days; and the Company shall be obligated, in that event, to pay Employee his normal compensation up to the actual date of termination, a prorated bonus and benefits actually due up to the date of disability.

      c. EMPLOYEE NOTICE. At the election of Employee upon thirty (30) days written notice to Company, in such event, the Company shall only be obligated to pay Employee his normal compensation and benefits actually due Employee up to the date of termination. Upon receipt of such notice from Employee the Company, at its sole discretion, may terminate this Agreement immediately and pay Employee only his normal compensation and benefits actually due Employee up to the Company's elected date of termination.

      d.    WITHOUT CAUSE. Company may terminate without cause and for any reason Employee's employment upon thirty (30) days written notice to Employee. If Employee is terminated without cause he shall be entitled to be paid, his compensation up to the actual date of termination and benefits actually due Employee up to the date of termination.
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      e.    WITH CAUSE. Employee's employment may be terminated for cause at any time upon five (5) days written notice. For the purpose of this Agreement "for cause" is defined to include, but not be limited to the following: (i) intentional or unintentional acts by Employee having the effect or causing significant harm to the business interests of The Company; (ii) the failure of Employee to devote all of his time, energies and efforts to the performance of his duties;
            (iii) the conviction of Employee of any felony crime involving an act of moral turpitude; (iv) the violation of any specific written direction of the Board of Directors relating to services to be rendered by him or the scope of his duties as contemplated by this Agreement; (v) the commission by Employee of any other material breach of this Agreement, and to the extent that this act is curable, Employee has not cured it within five (5) business days following receipt of notice of said material breach. Any notice to Employee shall specify the facts and circumstances claimed to provide the basis for such termination. In the event of termination of this Agreement under this section, the Company shall only be obligated to pay Employee his normal compensation and actual benefits due up to the actual date of termination.

      f. DEFAULT. Employee shall have the option to immediately terminate this agreement if the Company fails to comply with the terms and conditions of this Agreement, but only if such default or breach of this Agreement is not caused, directly or indirectly, by Employee in his managerial and fiduciary capacity under this Agreement, whereby Employee's, intentional or unintentional, acts have caused the Company, through lack of work or excess expenditures, to be unable to meet its financial obligations under this Agreement, Upon failure of the Company to meet any of its obligations due Employee under this Agreement or there is any other material breach of this Agreement, and to the extent that it is curable, Employee shall give written notice to the Company and shall specify the facts and circumstances claimed to be a breach of this Agreement. The Company shall have five (5) business days following receipt of such written notice to cure such alleged breach. If said breach is not cured by the Company within such time period than it shall be deemed as if the Company has terminated this Agreement "Without Cause" and Employee shall be entitled to all amounts due hereunder as if the Agreement had not been terminated.

8. AGREEMENT NOT TO COMPETE. Employee hereby agrees and stipulates that he shall not compete, in any business engaged in by the Company, either directly or indirectly, or compete in any other way with the business opportunities of the Company, for any period that he is receiving any compensation from the Company under this Agreement and not less than one (1) year from the date of any termination of this Agreement as provided in Section 7 of this Agreement, without the express written permission of the Company. Employee hereby further acknowledges, agrees and stipulates, that he has received fair and adequate consideration, in the form of stock and or cash, in exchange for this Agreement.

9. PROPRIETARY INFORMATION. Employee shall treat as information proprietary to FutureOne any and all data and/or information discovered and/or disclosed and shall not, directly or indirectly, use any such information and/or data for his own benefit or disclose or fail to use its best efforts to prevent the disclosure of the same to any other person or entity for any purpose or reason whatsoever, during the term of this Agreement or at any time thereafter.
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10.   PROPRIETARY INFORMATION DEFINED.  Proprietary information includes but is not limited to unique concepts, products, services, company/corporate strategy and business development, including plans relating to this acquisition, expansion, marketing, financials, client lists and other business information, operating information, policies, practices and processes, database and networking systems, information relating to employees, customers, prospective customers and suppliers, whether such information is documented, contained electronically and/or contained on any other medium.

11. REPRODUCTION OF PROPRIETARY INFORMATION. Employee stipulates that he will not, at any time, make any reproduction, copy, abstract, summary and/or precis of the whole or of any part of any Proprietary Information without the prior express written consent of the Company, in which case said reproduction, copy, abstract, summary and/or precis shall remain the property of the Company.

12. CONFIDENTIALITY. Employee stipulates that he shall keep any and all Proprietary Information obtained, during the term of this Agreement or any time thereafter, in the strictest of confidence and secrecy.

13. NON-DISCLOSURE. Employee stipulates that he shall not, during the term of this Agreement or any time thereafter, in any way or by any means, disclose, disseminate and /or distribute any Proprietary Information to any third party without the prior express written consent of the Company.

14. NON-CIRCUMVENTION. Employee stipulates that he shall not, during the term of this Agreement or any time thereafter, in any way or by any means implement and /or use any Proprietary Information, circumvent, usurp an opportunity, take advantage of and/or benefit from, through the exclusion of the Company, any Proprietary Information obtained.

15. INJUNCTIVE RELIEF. The Employee recognizes and agrees that, a breach of this Agreement will cause irreparable harm to FutureOne and no amount of monetary damages can adequately compensate FutureOne for the injury that would be caused by said breach. Accordingly, Employee hereby stipulates that should FutureOne have a good faith reason to believe that Employee is breaching or taking steps to breach any material provision of this Agreement then FutureOne shall be entitled to immediate issuance of an ex-parte temporary restraining order, by a Court, enjoining the Employee from engaging in the opposed activities.

16. WAIVER. A Party's failure to insist on compliance or enforcement of any provision of this Agreement shall not effect the validity or enforceability or constitute a waiver of future enforcement of that provision or any other provision of this Agreement by that Party or any other party.

17. LAW, JURISDICTION AND VENUE. This Agreement shall in all respects be exclusively subject to, and governed by, the laws of the state of Arizona. Exclusive venue and jurisdiction for any and all disputes shall lie in Maricopa County, Arizona. The Parties hereto stipulate that any dispute arising out of this Agreement shall be submitted to binding arbitration in Arizona pursuant to the arbitration rules and regulations, as codified in the Arizona Revised Statutes.
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18.   VALIDITY. The invalidity or unenforceability of any provision in this
      Agreement shall not in any way effect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in this Agreement.

19. NOTICE. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, overnight courier, certified or registered mail, postage prepaid and return receipt requested, telex or facsimile transmission.

      If to the Company                         If to Employee

      4250 E. Camelback Rd., Ste. K-192         4545 E. Caida del Sol Dr.
      Phoenix, Arizona  85018-2751              Paradise Valley, AZ  85253
      Fax:  602-852-9727                        Fax: 480-905-0856

      All such notices shall be deemed to have been duly given:

      when delivered, by hand if personally delivered; and the next day, after being sent by overnight courier; and when received, if by mail; and when received (as electronically acknowledged), if by facsimile transmission.

20. AMENDMENTS. This Agreement may be amended, at any time, only by the written mutual consent of the Parties hereto, with any such Amendment to be invalid unless it is both written and signed by both Parties.

21. LEGAL FEES AND COSTS. The Parties hereby stipulate and agree that in the event that a dispute arises between the Parties, relating to this Agreement, and one or both of the Parties deem it necessary to hire an attorney to protect its rights and/or resolve said dispute, then the prevailing Party, in any action, shall be entitled to recover and collect, from the non-prevailing Party, all reasonable attorney's fees and costs incurred.

22. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding by and between the Parties and no representations, promises, agreements and/or understandings, written or oral, relating to this Agreement by either Party not contained herein shall be of any force or effect.

IN WITNESS WHEREOF, The Company and Employee have duly executed this Agreement this 11th day of January, 1999.

FutureOne, Inc.                           Employee


/s/  Earl J. Cook                         /s/  Bruce A. Robson
---------------------------------         ------------------------------------
By:  Earl J. Cook                         By:  Bruce A. Robson
Its:  Executive Vice President